Mail Stop 03-06


						May 11, 2005

Jeffrey M. McCormick
Corporate Controller
Thoratec Corporation
6035 Stoneridge Drive
Pleasanton, CA  94588


	Re:	Thoratec Corporation
		Form 10-K for the fiscal year ended January 1, 2005
			Filed March 16, 2005
		Form 8-K as of February 1, 2005
		File No. 0-49798

Dear Mr. McCormick:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


						Sincerely,


						Martin F. James
						Senior Assistant Chief Accountant